Exhibit 3.17
Articles of Incorporation of
MagnaChip Semiconductor Limited
ARTICLE I.
This Company, duly incorporated in accordance with the Company Law of the Republic of China, shall be named as MagnaChip Semiconductor Limited.
ARTICLE II.
The purpose for which this Company is organized is to engage in activity or business not in conflict with the laws and regulations of Taiwan.
ARTICLE III.
The main office of the Company shall be in Taipei, Taiwan. Upon necessity, branch office(s) may be established nationally and overseas.
ARTICLE IV.
The Company may act as a guarantor.
ARTICLE V.
All notifications of the Company shall be made pursuant to Article 28 of the Company Law.
ARTICLE VI.
The Company’s authorized capital is in the amount of 5,000,000 New Taiwan Dollars.
ARTICLE VII.
The names of the shareholders of the Company, domicile or residence, and investment is as listed below:

Name	Domicile/Residence	Investment
MagnaChip Semiconductor S.A.	10, Rue de Vianden, L-2680 Luxembourg	NTD 5,000,000

ARTICLE VIII.
The director without the approval of all the shareholders and the shareholder without the approval of the majority of shareholders shall not transfer its initial capital in whole or in part.
ARTICLE IX .
The Company shall have at least one but not more than three directors to execute the business operation and to represent the Company. When there are several directors one of them shall be designated to act as the chairman of directors and to represent the Company externally.
ARTICLE X.
The Company’s appointment, discharge, and remuneration of managerial personnel shall comport with Article 29 of the Company Law.
ARTICLE XI.
In accordance with the provisions of Article 110 of the Company Law, upon the close of each fiscal year, the directors shall prepare various reports and financial statements and shall send the same to each shareholder for their approval.
ARTICLE XII.
The Company shall, after its losses have been covered and all taxes and dues have been paid and at the time of allocating surplus profits, first set aside ten percent of such profits as a legal reserve. However when the legal reserve amounts to the authorized capital, this shall not apply. The Corporation shall then set aside 0.00001% to 10% of the remaining sum for the Employee Bonus.
ARTICLE XIII.
The distribution of the Company’s earnings and losses shall be allocated to the shareholders in proportion to the amount of their respective investment.
ARTICLE XIV.
Matters not provided for in these Articles of Incorporation shall be dealt with in accordance with the Company Law and other relevant laws and regulations.
ARTICLE XV.

These Articles of Incorporation were formulated on 15th day of September, 2004, and became effective upon registration authorization of the competent authority. The first amendment is resolved on 11th day of January, 2005.
MagnaChip Semiconductor Limited
Representative: Jong Soo Choi
Shareholder’s signature or stamp
MagnaChip Semiconductor S.A.
Director: /s/ Roy Kuan (sign)

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